Exhibit 99.1

For Immediate Release

July 29, 2005

Remy International, Inc. Announces 2nd Quarter Results

Anderson, Indiana, July 29, 2005/PRNewswire/ — Remy International, Inc. (“Remy International” or the “Company”), a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology, today announced net sales of $312.3 million and Adjusted EBITDA of $6.2 million for the quarter ending June 30, 2005. Net sales increased $40.3 million, or 14.8%, and Adjusted EBITDA decreased $24.7 million, or 80.0%, compared with the second quarter of 2004. An operating loss of $3.1 million in the second quarter of 2005 compares with operating income of $24.4 million in the same period of 2004.

The net sales increase of $40.3 million in the second quarter mainly reflects a full quarter of results from our recent acquisition of Unit Parts Company (“UPC”) in March 2005 and continued strong Powertrain Diesel Product sales.

In the second quarter of 2005, the Company notified U.S. Customs of a probable underpayment of a U.S. duty and recorded a charge of $6.0 million for the periods 2000-2004 on remanufactured starters and alternators imported into the U.S. The Company intends to appeal any assessment.

Additionally in the quarter, the Company incurred significant costs in its Mexican operations arising from the insourcing of components for its Original Equipment Manufacturing operations, the implementation of a new ERP system and the integration costs relating to the UPC acquisition. Costs in the quarter were substantially higher than anticipated.

Commenting on the second quarter results, Tom Snyder, President and CEO, stated, “Market softness in our North American automotive and electrical aftermarket businesses continue to adversely impact our results. As we have previously indicated, commodity price pressures and the weak dollar have reduced our gross margins. Moreover, the second quarter performance was impacted by the startup and integration cost discussed above. We do believe, however, that the majority of issues we faced, particularly with respect to the systems implementation, are behind us and the majority of insourcing projects are now complete.”

Adjusted EBITDA in the second quarter of 2005 decreased over the same period in 2004 mainly due to lower gross margins as discussed above and higher selling, general and administrative costs as previously announced.

Net sales of $593.9 million in the first six months of 2005 increased $52.8 million, or 9.8%, over the comparable period in 2004. Adjusted EBITDA for the six months ended June 30, 2005 of $26.8 million declined $32.8 million and operating income of $11.8 million declined $35.2 million compared with the same period of 2004.

Cash used in operating activities of $38.0 million in the first six months of 2005 represents a $27.6 million increase over the comparable period in 2004, reflecting lower earnings and the discontinuance of one of our accelerated receivable programs. At June 30, 2005, the Company had approximately $66.0 million of availability on its senior credit facility in addition to approximately $21.7 million in cash on the balance sheet.

Recent Developments:

The Company has announced a realignment of management responsibilities. This realignment will enable the Company to increase its focus on improving operational and financial performance.

Additionally, the Company has commenced new actions to reduce overhead and other costs and expects to record a restructuring charge related to these actions of approximately $4.0 million in the third quarter of 2005.

Future Outlook:

Commenting on 2005, Snyder said, “Clearly we are disappointed with our second quarter results. We continue to be affected by the difficult conditions in the automotive industry. We believe that the actions taken in the second and early third quarter combined with the synergies from the UPC integration will generate significant improvements in the third quarter compared with our second quarter results.”

Reconciliation to GAAP:

For a reconciliation of GAAP financial information to the non-GAAP financial information appearing in this release, please refer to the table following the accompanying Condensed Consolidated Statements of Operations.

Second Quarter Conference Call:

Remy International’s executive management team will conduct a live conference call on Friday, July 29 at 11:00 a.m. Eastern Daylight Time to discuss additional details regarding the Company’s performance for the second quarter and the outlook for the remainder of 2005. The call may be accessed by dialing 888-428-4474 ten minutes prior to the start of the presentation. A replay of the conference will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 790887.

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results, acquisitions and integration costs, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of commodity prices, restructuring risks, enterprise resource planning implementation risks, customs duty claims, conditions in the automotive industry, foreign currency fluctuations, costs related to re-sourcing and outsourcing products, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct.

Investor Relations:             Keri Webb             765-778-6602

Remy International Web Site:            http://www.RemyInc.com

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months		Six Months
IN THOUSANDS, For the three and six months ended June 30,	2005	2004	2005	2004
Net sales	$312,341	$272,032	$593,909	$541,060
Cost of goods sold	281,831	217,739	518,040	436,497

Gross profit	30,510	54,293	75,869	104,563

Selling, general and administrative expenses	32,336	29,329	63,593	56,243
Restructuring charges	1,299	561	500	1,374

Operating (loss) income	(3,125)	24,403	11,776	46,946
Interest expense	17,495	15,569	32,887	30,170
Loss on early extinguishment of debt	—	7,939	—	7,939

Income (loss) from continuing operations before income taxes, minority interest and loss (income) from unconsolidated joint ventures	(20,620)	895	(21,111)	8,837

Income tax expense (benefit)	221	(156)	1,571	1,084
Minority interest	1,025	822	2,118	1,370
Loss (income) from unconsolidated joint ventures	(48)	314	(131)	768

Net (loss) income from continuing operations	(21,818)	(85)	(24,669)	5,615

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(93)	1,543	(294)	991
Gain on disposal of discontinued operations, net of tax	524	107	679	215

Net income from discontinued operations, net of tax	431	1,650	385	1,206

Net (loss) income	(21,387)	1,565	(24,284)	6,821

Accretion for redemption of preferred stock	—	9,356	—	17,908

Net loss attributable to common stockholders	$(21,387)	$(7,791)	$(24,284)	$(11,087)

Adjusted EBITDA:
Operating (loss) income	$(3,125)	$24,403	$11,776	$46,946
Depreciation and amortization	7,985	5,879	14,519	11,272
Restructuring charges	1,299	561	500	1,374

Adjusted EBITDA	$6,159	$30,843	$26,795	$59,592

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

IN THOUSANDS, At	June 30, 2005	December 31, 2004
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$21,648	$62,545
Trade accounts receivable, net	187,053	154,333
Inventories	281,270	217,912
Other current assets	23,753	30,667

Total current assets	513,724	465,457

Property, plant and equipment, net	161,031	137,293
Goodwill, net	169,071	106,400
Other assets	55,835	46,608

Total assets	$899,661	$755,758

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$188,178	$170,776
Accrued restructuring	11,816	6,451
Deferred income taxes	2,535	3,065
Other liabilities and accrued expenses	129,111	95,166
Current maturities of long-term debt	27,525	22,890

Total current liabilities	359,165	298,348

Long-term debt, net of current portion	680,220	610,330
Accrued restructuring	3,006	4,407
Other non-current liabilities	78,506	34,775

Minority interest	12,491	10,498

Total stockholders’ deficit	(233,727)	(202,600)

Total liabilities and stockholders’ deficit	$899,661	$755,758

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

IN THOUSANDS, For the six months ended June 30,	2005	2004
Cash Flows from Operating Activities:
Net loss attributable to common stockholders	$(24,284)	$(11,087)
Adjustments to reconcile net loss to net cash used in operating activities:
Discontinued operations	(385)	(1,206)
Depreciation and amortization	14,519	11,272
Non-cash interest expense	2,510	2,263
Loss on early extinguishment of debt	—	7,939
Accretion for redemption of preferred stock	—	17,908
Minority interest and loss from unconsolidated joint ventures, net	1,987	2,138
Deferred income taxes	(526)	(2,545)
Restructuring charges	500	1,374
Cash payments for restructuring charges	(1,618)	(7,234)
Changes in accounts receivable, inventory and accounts payable, net	(22,813)	(22,153)
Other, net	(7,846)	(8,996)

Net cash used in operating activities of continuing operations	(37,956)	(10,327)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(56,994)	(19,263)
Net proceeds on sale of businesses	503	216
Purchases of property, plant and equipment	(19,764)	(9,296)

Net cash used in investing activities of continuing operations	(76,255)	(28,343)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	275,000
Retirement of long-term debt	—	(200,000)
Net borrowings (repayments) under revolving line of credit and other	74,497	(23,241)
Financing costs	(325)	(11,491)
Distributions to minority interests	—	(1,010)

Net cash provided by financing activities of continuing operations	74,172	39,258

Effect of exchange rate changes on cash	(678)	193
Cash flows of discontinued operations	(180)	1,035

Net (decrease) increase in cash and cash equivalents	(40,897)	1,816
Cash and cash equivalents at beginning of year	62,545	21,207

Cash and cash equivalents at end of period	$21,648	$23,023